Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE         February 17, 2012

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2011 Results

Highlights

•	Fifth consecutive quarter of improved railcar deliveries, revenues, operating income and gross margin

•	Revenues of $187.1 million and earnings per share of $0.71 for the fourth quarter; revenues of $487.0 million and earnings per share of $0.41 for the full year

•	Eastern coal car replacement cycle continues

Chicago, IL, February 17, 2012 – FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2011, with revenues of $187.1 million and net income of $8.5 million, or $0.71 per diluted share, showing substantial improvement versus the prior quarter and the fourth quarter of 2010. For the third quarter of 2011, the Company reported revenues of $130.1 million and a net loss of $2.4 million, or $(0.20) per diluted share. For the fourth quarter of 2010, the Company reported revenues of $51.0 million and a net loss of $3.5 million, or $(0.29) per diluted share.

The Company delivered 2,489 railcars to customers in the fourth quarter of 2011, of which 2,153 were new cars, 62 were used cars and 274 were leased cars. This compares to 1,515 new railcars delivered in the third quarter of 2011 and 694 new railcars delivered in the fourth quarter of 2010. There were 4,481 units ordered in the fourth quarter of 2011, which included orders for 3,300 rebuilt units. This compares to 2,840 units ordered in the third quarter of 2011 and 331 units ordered in the fourth quarter of 2010. Total manufacturing backlog was 8,303 units at December 31, 2011 compared to 6,311 units at September 30, 2011 and 2,054 units at December 31, 2010.

“The fourth quarter’s positive earnings reflect improved railcar demand as the eastern coal car replacement cycle continued, but this was partially offset by lower service volumes,” said Ed Whalen, President and Chief Executive Officer.

“The demand for coal increased in the fourth quarter as utilities worked to replenish coal stockpiles depleted by the hot summer and Midwest flooding of 2011. Fourth quarter 2011 coal loadings in North America were 2.5% higher than in the fourth quarter of 2010. Coal demand has decreased thus far in 2012 as continued strength in export coal loadings was more than offset by ongoing soft demand from utilities given low industrial power consumption compounded by a very mild winter. We expect to see the eastern coal car replacement cycle continue for some period of time; however, coal will continue to be under pressure from low utility demand and increased utilization of natural gas. We maintain a positive outlook on the eastern coal car replacement cycle, but are mindful of the fact that continued mild winter weather and low industrial production growth may slow new coal car demand,” Whalen concluded.

The Manufacturing segment, which includes new railcar manufacturing, used railcar sales, leasing and major rebuilds, had revenues of $179.2 million in the fourth quarter of 2011 compared to $45.0 million for the fourth quarter of 2010. The increase in revenues reflects an increase in railcars delivered and higher average revenue per railcar. Manufacturing segment revenues were $122.2 million in the third quarter of 2011. Operating income for the Manufacturing segment was $16.5 million in the fourth quarter of 2011, compared to an operating loss of $1.4 million in the fourth quarter of 2010 and operating income of $6.9 million in the third quarter of 2011.

Revenues for the Services segment, which includes railcar repair and maintenance, railcar inspection, parts sales and railcar fleet management services, were $7.8 million in the fourth quarter of 2011. Services segment revenues were $7.9 million in the third quarter of 2011 and $6.0 million in the fourth quarter of 2010. The revenue increase from 2010 reflects a full quarter of contribution from the FreightCar Rail Services business, acquired on November 1, 2010, and a higher volume of parts sales. Services segment operating income was $0.5 million for the fourth quarter of 2011, which was $0.6 million lower than in the third quarter of 2011 due to lower margin parts and repair work mix and $0.5 million lower than in the fourth quarter of 2010.

Corporate costs were $7.6 million for the quarter ended December 31, 2011, which were $1.8 million higher than in the same quarter in 2010 and $1.4 million higher than in the third quarter of 2011. The increases reflect higher compensation and other costs.

The fourth quarter 2011’s effective tax rate of 9.1% included a non-cash benefit of $1.3 million resulting from a change in the Company’s state tax apportionment estimate on deferred tax balances and pre-tax income, and also reflects tax-deductible goodwill.

Cash and cash equivalents and restricted cash as of December 31, 2011 were $103.7 million, compared to $66.8 million as of September 30, 2011 and $64.1 million as of December 31, 2010. The increase in cash reflects the proceeds from the sale of railcars, customer deposits and other working capital changes. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $54.7 million at the end of the fourth quarter of 2011 compared to $57.2 million at the end of the third quarter of 2011 and $65.4 million at the end of 2010. The decrease in railcars under lease reflects sales of leased railcars.

FULL YEAR RESULTS

Revenues for the fiscal year ended December 31, 2011 were $487.0 million, compared to $142.9 million in 2010. Net income for 2011 was $4.9 million, or $0.41 per diluted share, compared to a net loss of $12.8 million, or $(1.07) per diluted share for 2010.

The Manufacturing segment had revenues of $453.1 million in 2011 compared to $126.0 million in 2010. The increase in revenues reflects a higher number of railcars delivered and higher average revenue per railcar. Operating income for the Manufacturing segment was $25.9 million compared to an operating loss of $5.8 million in 2010. Railcar deliveries in 2011 were 6,188 (5,824 sold and 364 leased) compared to deliveries of 2,229 cars in 2010 (2,079 sold and 150 leased). Total orders in 2011 were 12,437 compared to 4,018 in 2010.

The Services segment had revenues of $33.9 million in 2011 compared to $16.9 million in 2010. The increase in revenues reflects the integration of the FreightCar Rail Services business, acquired in November 2010, partially offset by lower parts sales. Operating income for the Services segment was $3.7 million compared to $7.4 million in 2010.

Corporate costs for 2011 were $24.1 million, which were $1.0 million higher than in 2010. The increase reflects higher compensation costs partially offset by lower consulting and joint venture related costs.

The Company’s 2011 effective tax rate of 6.7% included a $0.6 million benefit for tax-deductible goodwill and a benefit of $1.7 million resulting from a change in statutory tax rates and change in the estimated state tax apportionment on the Company’s deferred tax balances.

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The Company will host a conference call and live webcast on Friday, February 17, 2012 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2011 financial results. To participate in the conference call, please dial (800) 230-1951, Confirmation Number 236318. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 236318

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 17, 2012 until 11:59 p.m. (Eastern Daylight Time) on March 17, 2012. To access the replay, please dial (800) 475-6701. The replay pass code is 236318. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary.

FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$101,870	$61,780
Restricted cash	1,815	2,322
Accounts receivable, net	10,125	4,106
Inventories	72,877	57,713
Inventory on lease	—	6,686
Other current assets	2,618	7,065
Deferred income taxes, net	10,982	10,804

Total current assets	200,287	150,476

Long-term inventory	—	7,793
Property, plant and equipment, net	35,984	40,503
Railcars available for lease, net	54,746	58,725
Goodwill	22,128	22,052
Deferred income taxes, net	28,150	26,203
Other long-term assets	4,168	4,891

Total assets	$345,463	$310,643

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$28,110	$12,882
Accrued payroll and employee benefits	5,611	4,129
Accrued postretirement benefits	5,174	5,347
Accrued warranty	7,795	7,932
Customer deposits	17,964	3,894
Other current liabilities	5,044	4,497

Total current liabilities	69,698	38,681
Accrued pension costs	14,202	15,689
Accrued postretirement benefits	59,887	59,909
Other long-term liabilities	4,342	3,784

Total liabilities	148,129	118,063

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,204	98,722
Treasury stock, at cost	(35,904)	(36,539)
Accumulated other comprehensive loss	(22,302)	(20,000)
Retained earnings	155,209	150,274

Total FreightCar America stockholders’ equity	197,334	192,584
Non-controlling interest in JV	—	(4)

Total stockholders’ equity	197,334	192,580

Total liabilities and stockholders’ equity	$345,463	$310,643

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)

Revenues	$187,060	$51,030	$486,986	$142,889
Cost of sales	170,438	51,059	455,040	140,167

Gross profit (loss)	16,622	(29)	31,946	2,722
Selling, general and administrative expense	8,487	6,570	28,660	24,618
Plant closure and sale (income)	—	(399)	—	(399)
Gain on sale of railcars available for lease	(1,252)	—	(2,227)	—

Operating income (loss)	9,387	(6,200)	5,513	(21,497)

Interest expense, net	(54)	(49)	(220)	(876)

Operating income (loss) before income taxes	9,333	(6,249)	5,293	(22,373)
Income tax provision (benefit)	851	(2,713)	354	(9,511)

Net income (loss)	8,482	(3,536)	4,939	(12,862)
Less: Net income (loss) attributable to non-controlling interest in JV	—	(60)	4	(91)

Net income (loss) attributable to FreightCar America	$8,482	$(3,476)	$4,935	$(12,771)

Net income (loss) per common share attributable to FreightCar America - basic	$0.71	$(0.29)	$0.41	$(1.07)

Net income (loss) per common share attributable to FreightCar America - diluted	$0.71	$(0.29)	$0.41	$(1.07)

Weighted average common shares outstanding - Basic	11,922,267	11,906,308	11,916,292	11,896,148

Weighted average common shares outstanding - Diluted	11,931,084	11,906,308	11,962,196	11,896,148

Dividends declared per common share	$—	$—	$—	$0.06

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands)

Revenues:
Manufacturing	$179,217	$45,012	$453,060	$125,990
Services	7,843	6,018	33,926	16,899

Consolidated Total	187,060	51,030	486,986	142,889

Operating Income (Loss):
Manufacturing	$16,513	$(1,440)	$25,912	$(5,816)
Services	457	990	3,651	7,400
Corporate	(7,583)	(5,750)	(24,050)	(23,081)

Consolidated Total	9,387	(6,200)	5,513	(21,497)

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net income (loss)	$4,939	$(12,862)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	8,821	7,015
Other non-cash items	(2,224)	(1,809)
Deferred income taxes	(682)	(7,738)
Compensation expense under stock option and restricted share award agreements	2,189	1,675
Changes in operating assets and liabilities:
Accounts receivable	(5,841)	3,320
Inventories	(7,945)	(13,482)
Inventory on lease	—	(6,686)
Other current assets	4,203	(3,612)
Account and contractual payables	15,395	(5,102)
Accrued payroll and employee benefits	1,482	(3,829)
Income taxes receivable	(894)	3,260
Accrued warranty	(137)	(1,214)
Customer deposits and other current liabilities	14,414	(1,072)
Deferred revenue, non-current	222	(464)
Accrued pension costs and accrued postretirement benefits	(3,973)	529

Net cash flows provided by (used in) operating activities	29,969	(42,071)

Cash flows from investing activities
Restricted cash deposits	(1,115)	(5,644)
Restricted cash withdrawals	1,622	4,742
Purchase of securities available for sale	—	(29,982)
Maturity of securities available for sale	—	59,996
Proceeds from sale of property plant and equipment, railcars available for lease and assets held for sale	11,682	2,546
Acquisition of business and purchase price adjustment for business acquired	(166)	(23,319)
Purchases of property, plant and equipment	(1,830)	(1,431)

Net cash flows provided by investing activities	10,193	6,908

Cash flows from financing activities
Deferred financing costs paid	—	(116)
Employee restricted stock settlement	(88)	(240)
Excess tax benefit from stock-based compensation	16	—
Cash dividends paid to stockholders	—	(716)

Net cash flows used in financing activities	(72)	(1,072)

Net increase (decrease) in cash and cash equivalents	40,090	(36,235)
Cash and cash equivalents at beginning of period	61,780	98,015

Cash and cash equivalents at end of period	$101,870	$61,780